Exhibit 99.2

CONTACT:
Barry H. Bass
Chief Financial Officer
(301) 986-9200
bbass@first-potomac.com

First Potomac Realty Trust
7200 Wisconsin Avenue
Suite 310
Bethesda, MD 20814
www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST ANNOUNCES
FIRST QUARTER 2004 RESULTS

First Quarter Highlights

•	Reports FFO of $2.4 million, or $0.24 per diluted share, after $0.02 per diluted share charge

•	Same-property NOI increases 4.0%

•	Declares dividend of $0.20 per share

BETHESDA, MD (May 6, 2004) – First Potomac Realty Trust (NYSE: FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, reported results for the first quarter ended March 31, 2004, the Company’s first complete quarter of operations subsequent to its initial public offering, which closed on October 28, 2003.

The net loss for the Company for the first quarter of 2004 was $0.2 million compared with a net loss of $0.9 million for the First Potomac Predecessor for the first quarter of 2003. First quarter 2004 results include a non-cash charge of $0.2 million, or $0.02 per diluted share, for the write-off of deferred financing costs associated with the restructuring of a mortgage loan as discussed in more detail below. For the three months ended March 31, 2004, the Company’s funds from operations were $2.4 million, or $0.24 per diluted share (after the charge related to the write-off of deferred financing costs of $0.02 per diluted share).

The Company’s pre-IPO portfolio was 94% leased as of March 31, 2004, and the Company’s entire portfolio, including the four assets that it acquired in the fourth quarter of 2003, was 90% leased. A breakout of the Company’s assets as well as additional information regarding the Company’s results of operations can be found in the Company’s First Quarter 2004 Supplemental Financial Report, which is posted on the Company’s website (www.first-potomac.com).

Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust stated, “The completion of our first full quarter of operations as a public company represents another early step in the execution of our business plan to focus on industrial and flex properties in the economically strong southern Mid-Atlantic region. Our properties performed well, producing a 4.0% increase in same-property NOI. We completed approximately 175,000 square feet of leasing in the quarter with a 93% tenant retention rate and average rental rate increases of 18% for new leases and 4% for renewal leases. Leasing activity at our properties is strong as our markets continue to benefit from the improvement in the economy as well as increased spending and investment by the U.S. Government and government contractors.

“While we did not complete any new acquisitions during the first quarter, we announced the acquisition of Herndon Corporate Center for $20.5 million just after the quarter ended and expect to reach our post-IPO goal of $150 million in acquisitions by mid year. We capped the quarter with the declaration of a $0.20 per share dividend.”

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Acquisitions

Herndon Corporate Center – On April 27, 2004, the Company acquired Herndon Corporate Center, a 127,353-square-foot, single-story flex property in Herndon, Virginia, for $20.5 million. The acquisition was financed with the Company’s available cash, borrowings under the Company’s revolving line of credit and the assumption of a $9.1 million, fixed-rate first mortgage loan. The property is currently 100% leased to 14 tenants, with the U.S. Government being the largest tenant, occupying 23% of the space. Based upon leases in place, Herndon Corporate Center is expected to generate first year net operating income of $1.9 million, representing a 9.3% return on the purchase price.

Financial Structure

At March 31, 2004, the Company’s debt to total market capitalization ratio was 36.5% based upon the closing stock price of $20.90. The interest coverage ratio for the quarter was 2.3 times and the fixed charge coverage ratio was 2.0 times – up from 2.2 and 1.9 times, respectively, for the quarter ended December 31, 2003.

Of the $120.5 million of debt outstanding at March 31, 2004, $95 million was fixed-rate debt with a weighted average interest rate of 7.1% and a weighted average maturity of 5.9 years. The balance, or $25.5 million, was floating rate debt with a weighted average interest rate of 3.6% and a weighted average maturity of 2.3 years. All of the Company’s floating rate debt is capped.

Rumsey/Snowden Loan Refinancing – On January 30, 2004, the Company paid down $7 million of the $22 million first mortgage loan encumbering its Rumsey and Snowden properties. As part of this restructuring, first quarter 2004 results include a non-cash charge of $0.2 million, or $0.02 per diluted share, for the write-off of deferred financing costs. This transaction resulted in reducing the loan’s balance to $15 million, extending the loan’s maturity date one year and reducing the effective interest rate on the loan from 4.57% to 3.47% (by reducing the LIBOR floor from 2.0% to 1.1% and reducing the spread over LIBOR from 257 basis points to 235 basis points). The Company incurred no prepayment penalties for this transaction.

Dividends

On April 15, 2004, the Company declared a dividend of $0.20 per common share for the Company’s first quarter ended March 31, 2004. The dividend is payable on May 10, 2004, to shareholders of record on April 30, 2004.

Earnings and FFO Guidance

The Company issued guidance for second quarter funds from operations of $0.27 to $0.29 per diluted share and net income of $0.00 to $0.02 per diluted share. Barry H. Bass, the Company’s chief financial officer, commented, “We had projected closing some acquisitions during the first quarter that have not yet been completed, so our second quarter results will not reflect a full-quarter impact from these acquisitions. Based on our current acquisition activity, we expect to complete mid-year acquisitions that would, together with our current portfolio, generate a quarterly FFO run rate in the range of $0.40 to $0.45 per diluted share ($1.60 to $1.80 per diluted share annualized). Assuming no additional acquisitions and no additional equity issuance in 2004, completion of these targeted acquisitions would result in 2004 FFO of $1.35 to $1.45 per diluted share. However, we may issue equity in order to position the Company to take advantage of additional acquisition opportunities.”

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Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on Friday, May 7, 2004, at 11:00 a.m. EST to discuss first quarter results. The number to call for this interactive teleconference is (617) 801-9713. A replay of the conference call will be available through May 14, 2004, by dialing (617) 801-6888 and entering the confirmation number, 63815739.

The Company will also provide an online Web simulcast and rebroadcast of its 2004 first quarter conference call. The live broadcast of the call can be accessed from the Investor Info page of First Potomac’s web site, www.first-potomac.com, as well as www.streetevents.com and www.fulldisclosure.com on May 7, 2004, beginning at 11:00 a.m. EST. The online replay will follow shortly after the call and continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 40-building portfolio totaling approximately 3.0 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 550,000 square feet in the Company’s properties under seventeen leases.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (loss) before minority interest (computed in accordance with generally accepted accounting principles), including gains (or losses) from debt restructuring and excluding any gains or losses on the sale of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful additional indication of its performance. The Company also considers funds from operations an appropriate supplemental performance measure given its wide use by investors and analysts. The Company’s funds from operations calculations are reconciled to net income in the Company’s Consolidated Statement of Operations included in this release.

Same-Property NOI –The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements, and other income) less property and related expenses (property expenses, real estate taxes, and insurance). Management believes that NOI is a useful supplemental measure of the Company’s operating performance. Other real estate investment trusts (“REITs”) may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s same-property NOI calculations are reconciled to consolidated NOI at the end of this release.

Forward Looking Statements

The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond

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the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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FIRST POTOMAC REALTY TRUST
AND FIRST POTOMAC PREDECESSOR
Consolidated and Combined Statements of Operations
Three Months Ended March 31, 2004 and 2003

	FIRST POTOMAC	FIRST POTOMAC
	REALTY TRUST	PREDECESSOR
	March 31, 2004	March 31, 2003
Revenues:
Rental income	$6,651,804	$3,688,283
Tenant reimbursements and other	1,060,695	625,657

Total revenue	7,712,499	4,313,940
Operating expenses:
Property operating	1,631,794	648,261
Real estate taxes and insurance	709,137	399,883
General and administrative	720,098	542,742
Depreciation and amortization	2,604,911	1,064,243

Total operating expenses	5,665,940	2,655,129
Operating income	2,046,559	1,658,811
Other expenses (income):
Interest expense	2,067,606	2,749,027
Interest and other income	(35,062)	(99,617)
Equity in (earnings) losses of investees	—	54
Loss from early retirement of debt	212,250	—

Total other expenses	2,244,794	2,649,464
Minority interests	(27,629)	(82,758)

Net Loss	(170,606)	(907,895)

Depreciation and amortization	2,604,911
Minority interests	(27,629)

Funds from operations (FFO)	$2,406,676

Weighted average common shares outstanding – basic and diluted	8,634,000
Net loss per share – basic and diluted	$(0.02)
Weighted average common shares and units outstanding – basic FFO	10,030,523
Weighted average common shares and units outstanding – diluted FFO	10,157,151
FFO per share – basic and diluted	$0.24

Basis of presentation:
The unaudited Condensed and Consolidated Combined Statement of Operations of First Potomac Predecessor for the three months ended March 31, 2003, are based on the Combined Historical Statements of Operations of the First Potomac Predecessor, the designation for the entities comprising our historical operations prior to October 28, 2003. The historical operations include the activities of First Potomac Realty Investment Limited Partnership (our operating partnership), First Potomac Realty Investment Trust, Inc. (the predecessor general partner of our operating partnership) and First Potomac Management, Inc. Further information regarding the Company’s historical operations, organizational structure and formation transactions is discussed in detail in First Potomac Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2003.

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FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets

	(Unaudited)
	March 31, 2004	December 31, 2003
Assets:
Rental property, net	$206,939,622	$208,334,677
Cash and cash equivalents	8,748,900	16,307,508
Escrows and reserves	2,568,143	3,422,473
Accounts and other receivables, net of allowance for doubtful accounts of $306,793 and $144,711, respectively	681,682	575,362
Accrued straight-line rents, net	1,878,111	1,805,679
Deferred costs, net	3,102,956	3,205,534
Prepaid expenses and other assets	2,685,432	773,040
Intangible assets, net	9,305,659	9,723,735

Total assets	$235,910,505	$244,148,008

Liabilities:
Accounts payable and accrued expenses	$1,318,710	$1,525,992
Accrued interest	432,073	151,861
Rents received in advance	1,041,462	801,640
Tenant security deposits	1,072,657	1,025,645
Mortgage loans	120,543,017	127,840,126
Deferred market rent	704,457	803,428

Total liabilities	125,112,376	132,148,692
Minority interest	19,699,747	19,866,928
Shareholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized: 8,634,000 shares issued and outstanding	8,634	8,634
Additional paid-in capital	117,525,629	117,525,629
Deficit	(26,435,881)	(25,401,875)

Total shareholders’ equity	91,098,382	92,132,388

Total liabilities and shareholders’ equity	$235,910,505	$244,148,008

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FIRST POTOMAC REALTY TRUST
Net Operating Income (NOI)
Same-Property Analysis
Three Months Ended March 31, 2004 and 2003

	FIRST POTOMAC	FIRST POTOMAC
	REALTY TRUST	PREDECESSOR
	March 31, 2004	March 31, 2003
Total revenue	$7,712,499	$4,313,940
Property operating	1,631,794	648,261
Real estate taxes and insurance	709,137	399,883

NOI	5,371,568	3,265,796
Less: Non same-property NOI	(2,499,000)	(504,000)

Same-property(1) NOI – GAAP basis	2,872,568	2,761,796
Straight-line revenue, net	(6,903)	(17,344)
Deferred market rental revenue	(10,044)	—

Same-property NOI – cash basis	$2,855,621	$2,744,452

(1) Same properties for the periods compared include Plaza 500, Van Buren Business Park, 6600 Business Parkway, 13129 Airpark Road, 4200 and 4212 Technology Court, Newington Business Park Center, Crossways Commerce Center I, Crossways Commerce Center II and the Coast Guard Building.

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